Exhibit 4.2

CONTRIBUTION AND DISTRIBUTION AGREEMENT

This contribution and distribution agreement (this “Agreement”) is entered into as of [ ], 2023, by and between Imperial Petroleum Inc., a Marshall Islands corporation (“Imperial Petroleum”), and C3is Inc., a Marshall Islands corporation (“C3is”). The foregoing shall be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.

Imperial Petroleum intends to transfer two of the vessels in its dry bulk carrier fleet to a wholly-owned subsidiary, which subsidiary will subsequently be spun off to current shareholders of Imperial Petroleum (the “Spin-Off”). Concurrently with the Spin-Off, Imperial Petroleum intends to list the shares of common stock of the subsidiary to be spun off on the Nasdaq Capital Market.

B.	To accomplish the objectives and purposes in the preceding recital, the following actions have been taken prior to the date of this Agreement:

(1)

Imperial Petroleum acquired all of the outstanding shares of C3is from Harry N. Vafias on March 14, 2023 for $0.05, which was incorporated on July 25, 2022 pursuant to the Marshall Islands Business Corporation Act in connection with $0.05 was contributed in exchange for all of the outstanding shares of C3is;

(2)

Imperial Petroleum owns all of the outstanding shares (the “Vessel-Owning Subsidiary Shares”) of (a) Raw Commodities And Exports Inc. (“RCE”), which owns the handysize drybulk carrier vessel Eco Angelbay and (b) Bulk International Trading and Shipping Inc. (“BITS” and, together, with RCE, the “Vessel-Owning Subsidiaries”), which owns the handysize drybulk carrier vessel Eco Bushfire (the Eco Angelbay and Eco Bushfire, collectively, the “Vessels”).

C.	Each of the following transactions shall occur in accordance with and pursuant to this Agreement:

(1)

Imperial Petroleum will contribute all of the Vessel-Owing Subsidiary Shares and $5,000,000 in cash for working capital to C3is as a capital contribution in exchange for 3,182,932 shares of common stock, par value $0.01 per share, of C3is (the “C3is Common Shares”) and 600,000 shares of Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of C3is with a liquidation preference of $25.00 per share and the other terms set forth in the Statement of Designation, substantially in the form attached hereto as Exhibit A (the “C3is Preferred Shares” and, together with the C3is Common Shares, the “C3is Shares”);

(2)

Imperial Petroleum will distribute the C3is Common Shares to holders of its common stock, par value $0.01 per share (the “Imperial Petroleum Common Stock”), and holders of warrants to purchase its common stock, in accordance with the terms of such warrants (the “Imperial Petroleum Warrants”), pro rata as a special dividend (the “Distribution”); and

(3)

The articles of incorporation and bylaws of the aforementioned entities will be amended and restated to the extent necessary to reflect the applicable matters set forth above and in Article I of this Agreement, to the extent required.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Agreement, as the same may be modified, amended or supplemented from time to time.

“Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Consents” means any consents, waivers, notices, reports or other filings to be made, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any Governmental Authority.

“Contribution” has the meaning assigned to such term in the Recitals hereto.

“Distribution” has the meaning assigned to such term in the Recitals hereto.

“Distribution Agent” means American Stock Transfer & Trust Company LLC.

“Distribution Agent Agreement” has the meaning assigned to such term in Section 3.1(b).

“Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of Imperial Petroleum in its sole and absolute discretion.

“Effective Time” means the time at which the Distribution occurs on the Distribution Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the Nasdaq Stock Market.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“C3is” has the meaning assigned to such term in the Preamble hereto.

“C3is Articles of Incorporation” means the Amended and Restated Articles of Incorporation of C3is substantially in the form of Exhibit B hereto.

“C3is Business” shall mean:

(i) the business and operations of the Vessel-Owning Subsidiaries of Imperial Petroleum as described in the Registration Statement;

(ii) and the businesses and operations of the Persons acquired or established by or for C3is and any of its Subsidiaries after the date of this Agreement.

“C3is Bylaws” means the Bylaws of C3is substantially in the form of Exhibit C hereto.

“C3is Common Shares” has the meaning assigned to such term in the Recitals hereto.

“C3is Group” shall mean C3is and each Person (other than any member of the Imperial Petroleum Group) that is a direct or indirect Subsidiary of C3is after the Relevant Time, and each Person that becomes a Subsidiary of C3is after the Relevant Time.

“C3is Preferred Shares” has the meaning assigned to such term in the Recitals hereto.

“C3is Shares” has the meaning assigned to such term in the Recitals hereto.

“Governmental Entity” shall mean any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity and any arbitral tribunal.

“Group” shall mean (i) with respect to Imperial Petroleum, the Imperial Petroleum Group, and (ii) with respect to C3is, the C3is Group.

“Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, stock exchange rule, order, requirement or rule of law (including common law).

“Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Parties” has the meaning assigned to such term in the Preamble hereto.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Entity.

“Prospectus” means the final prospectus contained in the Registration Statement and filed with the SEC under Rule 424(b).

“Pre-Distribution Transactions” means, collectively, the Contribution and the other transactions set out in Section 2.1.

“Record Date” means the date to be determined by the Board of Directors of Imperial Petroleum as the record date for determining stockholders of Imperial Petroleum (and holders of Imperial Petroleum to purchase shares of Imperial Petroleum common stock) entitled to receive C3is Common Shares pursuant to the Distribution.

“Registration Statement” means the Registration Statement on Form F-1 of C3is relating to the registration under the Securities Act of C3is Common Shares, including any amendments or supplements thereto.

“Relevant Time” shall mean 12:01 AM, New York City Time, on the Distribution Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Imperial Petroleum” has the meaning assigned to such term in the Preamble hereto.

“Imperial Petroleum Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Imperial Petroleum Group” shall mean Imperial Petroleum and each Person (other than any member of the C3is Group) that is a direct or indirect Subsidiary of Imperial Petroleum after the Relevant Time, and each Person that becomes a Subsidiary of Imperial Petroleum after the Relevant Time.

“Imperial Petroleum Retained Business” shall mean:

(i) the business and operations of Imperial Petroleum other than the operations of the Vessel-Owning Subsidiaries;

(ii) and the businesses and operations of the Persons acquired or established by or for Imperial Petroleum and any of its Subsidiaries after the date of this Agreement.

“Imperial Petroleum Warrants” has the meaning assigned to such term in the Recitals hereto.

“Subsidiary” means, with respect to any Person, any other Person of which a Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Vessels” has the meaning assigned to such term in the Recitals hereto.

“Vessel-Owning Subsidiaries” has the meaning assigned to such term in the Recitals hereto.

“Vessel-Owning Subsidiary Shares” has the meaning assigned to such term in the Recitals hereto.

ARTICLE II

THE PRE-DISTRIBUTION TRANSACTIONS

Section 2.1 Contributions and Specific Conveyances. On the applicable dates specified below and in any case on or prior to the Distribution Date (and prior to the the Distribution), and subject to satisfaction or waiver of the conditions set forth in Section 2.2, the Parties acknowledge and agree that the following actions hereby occur in the following order:

(a)

Contribution on the date of this Agreement by Imperial Petroleum of all right, title and interest in the Vessel-Owning Subsidiary Shares to C3is free and clear of all liens and encumbrances, and $5,000,000 in cash as a capital contribution;

(b)

Delivery by C3is (i) of 3,182,932 C3is Common Shares to Imperial Petroleum on the date of this Agreement and (ii) of 600,000 C3is Preferred Shares to Imperial Petroleum on or prior to the Distribution Date, each in exchange for Imperial Petroleum’s capital contribution of all right, title and interest in the Vessel-Owning Subsidiary Shares to C3is and $5,000,000 in cash pursuant to Section 2.1(a) of this Agreement; and such C3is Shares owned by Imperial Petroleum will constitute all of the issued and outstanding capital stock of C3is; and

(c)

To further evidence the transfer of the C3is Shares or the Vessel-Owning Subsidiary Shares reflected in this Agreement, each party making such transfer will have, to the extent necessary, executed and delivered to the party receiving the C3is Shares or Vessel-Owning Subsidiary Shares, as applicable, certain conveyance, stock transfer form, assignment and bill of sale instruments (the “Specific Conveyances”). The Specific Conveyances shall evidence and perfect such transfer made by this Agreement and shall not constitute a second conveyance of any assets or interests therein and shall be subject to the terms of this Agreement.

(d)

Or prior to the Distribution Date, Imperial Petroleum will, and will cause its applicable subsidiaries to, terminate the existing management agreements with Stealth Maritime Corporation S.A. with respect to the Vessels and Vessel-Owning Subsidiaires.

(e)

On or prior to the Distribution Date, C3is will, and will cause its applicable subsidiaries to, enter into and execute a management agreement with Brave Maritime Corporation S.A. (“Brave Maritime”) for administrative, commercial and technical management services, which shall have an initial term expiring on December 31, 2026 and otherwise be on substantially the same terms, including the same fee levels, as the existing management agreement between Imperial Petroleum and Stealth Maritime Corporation S.A., which prior to the Distribution Date subcontracts management of the Vessels to Brave Maritime.

Section 2.2 Conditions Precedent to Consummation of the Pre-Distribution Transactions. The obligations of the Parties to consummate each of the Pre-Distribution Transactions is subject to the prior or simultaneous satisfaction, or waiver by Imperial Petroleum in its sole and absolute discretion, of each of the following conditions:

(a) final approval of each of the Pre-Distribution Transactions shall have been given by the Board of Directors of Imperial Petroleum in its sole and absolute discretion; and

Each of the foregoing conditions is for the benefit of Imperial Petroleum and Imperial Petroleum may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by Imperial Petroleum prior to any of the Pre-Distribution Transactions concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 2.2 shall be conclusive and binding on the Parties.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Actions Prior to the Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, the actions set forth in this Section 3.1 shall be taken prior to the Distribution Date.

(a) The Board of Directors of Imperial Petroleum shall establish the Distribution Date and any appropriate procedures in connection with the Distribution. Imperial Petroleum and C3is shall use commercially reasonable efforts to (i) cooperate with each other with respect to the preparation of the Registration Statement on Form F-1 relating to the registration under the Securities Act of C3is Common Shares, including any amendments or supplements thereto, (ii) cause the Registration Statement to become effective under the Securities Act, and (iii) mail, promptly after effectiveness of the Registration Statement and on or promptly after the Record Date, and in any event prior to the Distribution Date, to the holders of Imperial Petroleum Common Stock and Imperial Petroleum to purchase Imperial Petroleum Common Stock as of the Record Date, the Prospectus.

(b) Imperial Petroleum shall enter into a distribution agent agreement (the “Distribution Agent Agreement”) with the Distribution Agent providing for, among other things, (i) the payment of the Distribution to the holders of Imperial Petroleum Common Stock and Imperial Petroleum to purchase Imperial Petroleum Common Stock in accordance with this Article III and the Distribution Agent Agreement, and (ii) the designation of C3is as a third party beneficiary.

(c) Imperial Petroleum and C3is shall deliver to the Distribution Agent (i) book-entry transfer authorizations for all of the outstanding shares of C3is Common Shares to be distributed in connection with the payment of the Distribution and (ii) all information required to complete the Distribution on the basis set forth herein and under the Distribution Agent Agreement. Following the Distribution Date, upon the request of the Distribution Agent, C3is shall provide to the Distribution Agent book-entry transfer authorizations of C3is Common Stock that the Distribution Agent shall require in order to further effect the Distribution.

(d) Each of Imperial Petroleum and C3is shall execute and deliver to the other Party, or cause the appropriate members of its Group to execute and deliver to the other Party, any other document necessary to effect the transactions contemplated by this Agreement.

(e) Imperial Petroleum will establish the Record Date and give Nasdaq the required notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act and Nasdaq rules.

(f) Each Party shall cooperate with the other Party to accomplish the Distribution and shall take any and all actions necessary or desirable to effect the Distribution.

(g) The Parties will take all actions and make all filings as Imperial Petroleum, in consultation with C3is but ultimately in its sole and absolute discretion, determines are necessary or appropriate, to cause the transfer or issuance of all material Consents in order for Imperial Petroleum and C3is to operate their respective Businesses independently of each other in the manner contemplated hereunder. C3is will prepare, file and use commercially reasonable efforts to make effective an application for listing of the C3is Common Shares on the Nasdaq Capital Market, subject to official notice of issuance.

(h) Imperial Petroleum shall, in its sole discretion, determine (i) whether to proceed with all or part of the Distribution, (ii) the Distribution Date, (iii) the timing and conditions to the Distribution and (iv) the terms thereof. Imperial Petroleum may, at any time and from time to time prior to the Effective Time, change the terms of the Distribution, including by delaying or accelerating the timing of the Distribution. Imperial Petroleum shall use good faith efforts to provide notice to C3is of any such change. Imperial Petroleum may select, for itself and for C3is, outside financial advisors, outside counsel, agents and the financial printer employed in connection with the transactions hereunder in its sole and absolute discretion.

(i) Imperial Petroleum and C3is shall take all actions necessary so that the C3is Articles of Incorporation and the C3is Bylaws shall be in effect at or prior to the Effective Time.

(j) Imperial Petroleum and C3is shall take all such actions as Imperial Petroleum, in consultation with C3is but ultimately in its sole and absolute discretion, determines are necessary or appropriate under applicable federal or state securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

Section 3.2 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, the actions set forth in this Section 3.2 shall be taken on the Distribution Date.

(a) Imperial Petroleum shall effect the Distribution by causing all of the issued and outstanding shares of C3is Common Shares beneficially owned by Imperial Petroleum to be distributed to record holders of shares of Imperial Petroleum Common Stock (and holders of Imperial Petroleum to purchase Imperial Petroleum Common Stock as required by the terms of such Imperial Petroleum) as of the Record Date, other than with respect to shares of Imperial Petroleum Common Stock held in the treasury of Imperial Petroleum, by means of a pro rata dividend of such C3is Common Shares to such record holders of shares of Imperial Petroleum Common Stock (and holders of Imperial Petroleum to purchase Imperial Petroleum Common Stock as required by the terms of such Imperial Petroleum on such record date), on the terms and subject to the conditions set forth in this Agreement.

(b) Each record holder of Imperial Petroleum Common Stock or Imperial Petroleum Warrants to purchase Imperial Petroleum Common Stock, as required by the terms of such Imperial Petroleum Warrants, on the Record Date (or such holder’s designated transferee or transferees), other than in respect of shares of Imperial Petroleum Common Stock held in the treasury of Imperial Petroleum, will be entitled to receive in the Distribution, one (1) C3is Common Share with respect to every one hundred and twenty (120) shares of Imperial Petroleum Common Stock held by such record holder on the Record Date and one (1) C3is Common Share with respect to every one hundred and twenty (120) shares of Imperial Petroleum Common Stock purchasable upon exercise of Imperial Petroleum held by such warrantholder on the Record Date, if required by the terms of such Imperial Petroleum. Imperial Petroleum shall direct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of C3is Common Shares to each such record holder or designated transferee(s) of such holder of record.

(c) Imperial Petroleum shall direct the Distribution Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of C3is Common Shares allocable to each holder of record of Imperial Petroleum Common Stock entitled to receive C3is Common Shares in the Distribution and to promptly thereafter aggregate all such fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise at the then-prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, such holder’s ratable share of the proceeds of such sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

(d) Any C3is Common Shares or cash in lieu of fractional shares with respect to C3is Common Shares that remains unclaimed by any holder of record 180 days after the Distribution Date shall be delivered to C3is. C3is shall hold such C3is Common Shares and/or cash for the account of such holder of record and any such holder of record shall look only to C3is for such C3is Common Shares and/or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.

Section 3.3 Conditions to Distribution. The obligation of Imperial Petroleum to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver by Imperial Petroleum, in its sole and absolute discretion, of each of the following conditions:

(a) final approval of the Distribution shall have been given by the Board of Directors of Imperial Petroleum, and the Board of Directors of Imperial Petroleum shall have declared the dividend of C3is Common Shares, each such action in its sole and absolute discretion;

(b) the Registration Statement shall have been filed with, and declared effective by, the SEC, and there shall be no stop-order in effect with respect thereto and the Prospectus shall have been mailed to Imperial Petroleum shareholders;

(c) the actions and filings necessary or appropriate under applicable federal and state securities laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Registration Statement) and any other necessary and applicable Consents from any Governmental Authority shall have been taken, obtained and, where applicable, have become effective or been accepted, each as the case may be;

(d) the C3is Common Shares to be delivered in the Distribution shall have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance;

(e) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Pre-Distribution Transactions or the Distribution or any of the other transactions contemplated by this Agreement shall have been threatened or be in effect;

(g) Imperial Petroleum shall have established the Record Date and shall have given the Nasdaq not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act and Nasdaq rules;

(h) the Distribution will not violate or result in a breach of Law or any material agreement;

(i) all material Consents required in connection with the transactions contemplated hereby (that are not referred to in Section 3.3(c)) shall have been received and be in full force and effect;

(j) each of the Pre-Distribution Transactions shall have been consummated in accordance with this Agreement;

(k) the Parties shall have performed or complied with all of their respective covenants, obligations and agreements contained herein as required to be performed or complied with prior to the Effective Time; and

(l) the Board of Directors of Imperial Petroleum shall have not determined that any event or development shall have occurred or exists, or might occur or exist, that makes it inadvisable to effect the Distribution.

Each of the foregoing conditions is for the sole benefit of Imperial Petroleum and Imperial Petroleum may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by Imperial Petroleum, in its sole and absolute discretion, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive and binding on the Parties. Each Party will use good faith efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the foregoing conditions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IMPERIAL PETROLEUM; DISCLAIMER

4.1 Representations and Warranties. Imperial Petroleum hereby represents and warrants that:

(a) Each of the Vessel-Owning Subsidiaries has been duly formed or incorporated and is validly existing in good standing under the laws of its respective jurisdiction of formation or incorporation and has all requisite power and authority to operate its assets, including the vessel owned by each such Vessel-Owning Subsidiary, and conduct its business as described in the Registration Statement;

(b) The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary actions by Imperial Petroleum and, to the extent applicable, each Vessel-Owning Subsidiary, and this Agreement has been duly executed and delivered by Imperial Petroleum and constitutes a legal, valid and binding obligation of Imperial Petroleum enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c) The execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the articles of association, articles of incorporation or by-laws or other organizational documents of Imperial Petroleum or any of the Vessel-Owning Subsidiaries (the “Imperial Petroleum Parties” and each, a “Imperial Petroleum Party”); (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any Imperial Petroleum Party is a party or is subject or by which any of such Imperial Petroleum Party’s assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court; or (iv) any charter or vessel management agreement to which any Imperial Petroleum Party is a party or any material provision of any material contract to which an Imperial Petroleum Party is a party or by which a Imperial Petroleum Party’s properties are bound;

(d) Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any environmental laws or regulations or the charters or vessel management agreements related to the vessels owned by the Vessel-Owning Subsidiaries, is required in connection with the execution and delivery by any Imperial Petroleum Party of this Agreement or the consummation by any Imperial Petroleum Party of the transactions contemplated hereunder;

(e) The Vessel-Owning Subsidiary Shares have been duly and validly issued, are fully paid and non-assessable and free of preemptive rights. Imperial Petroleum has, and will convey to C3is, good and valid title to the Vessel-Owning Subsidiary Shares which comprise all of the issued and outstanding shares in the Vessel-Owning Subsidiaries, free and clear of all mortgages, liens, security interests, covenants, options, claims, restrictions, or encumbrances of any kind. There are no outstanding options, warrants or other rights to acquire any shares of capital stock or securities convertible into or exercisable for the capital stock of any Vessel-Owning Subsidiary. With respect to the Vessel-Owning Subsidiary Shares, there is no further obligation to make any capital contribution to the applicable Vessel-Owning Subsidiary.

(f) There is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person to acquire the Vessel-Owning Subsidiary Shares or the assets of the Vessel-Owning Subsidiaries, including but not limited to the Vessels, that has not been terminated or otherwise waived;

(g) Each of the charters to which each applicable Vessel-Owning Subsidiary is a party (as amended to the date of this Agreement) has been made available to C3is and is a valid and binding agreement of the Vessel-Owning Subsidiary party to such charter or agreement enforceable in accordance with its terms and, to the knowledge of such Vessel-Owning Subsidiary, of all other parties thereto enforceable in accordance with its terms;

(h) The Vessel-Owning Subsidiaries have fulfilled all material obligations required pursuant to the charters (described in (g) above) and the vessel management agreements to have been performed by them prior to the date of this Agreement and have not waived any material rights thereunder; and no material default or breach exists in respect thereof on their part or, to their knowledge, any of the other parties thereto and, to their knowledge, no event has occurred which, after giving of notice or the lapse of time, or both, would constitute such a material default or breach;

(i) Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of vessels of the same type as the Vessels in the ordinary course of business and as disclosed to C3is, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions with respect to, or claims against the Vessel-Owning Subsidiaries or any of the assets owned by the Vessel-Owning Subsidiaries, including the Vessels; and

(o) The Vessels are (i) adequate and suitable for use by the Vessel-Owning Subsidiaries in the Vessel-Owning Subsidiaries’ business as presently conducted by them in all material respects as described in the Registration Statement, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; (v) duly registered under the flag of the Marshall Islands; and (vi) in compliance in all material respects with the requirements of its present class and classification society; and all class certificates of each of the Vessels are clean and valid and free of recommendations affecting class.

4.2 Disclaimer of Warranties. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY THE VESSEL-OWNING SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF THE VESSEL-OWNING SUBSIDIARIES, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS OF THE VESSEL-OWNING SUBSIDIARIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE OTHER PARTY. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE ASSETS OWNED BY THE SUBSIDIARIES, AS PROVIDED FOR HEREIN, ARE CONVEYED ON AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE ASSETS OF THE SUBSIDIARIES ARE CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE THE CONTRIBUTION AND CONVEYANCE OF THE VESSEL-OWNING SUBSIDIARY SHARES OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS OF THE VESSEL-OWNING SUBSIDIARIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT.

ARTICLE V

FURTHER ASSURANCES

5.1 Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Release of Pre-Distribution Claims.

(a) Effective as of the Relevant Time, and except (i) as may be expressly provided in this Agreement or any other document executed or delivered in connection with this Agreement and (ii) for any matter for which any Party is entitled to indemnification pursuant to this Article VI, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were directors, officers, agents or employees of any member of its Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were shareholders, directors, officers, agents or employees of any member of such other Party’s Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Relevant Time, including in connection with all activities to implement the Distribution and any of the other transactions contemplated hereunder and under the or any other document executed or delivered in connection with this Agreement.

(b) Nothing contained in Section 6.1(a) and Section 2.6 shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any or any other document executed or delivered in connection with this Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or any other document executed or delivered in connection with this Agreement that continue in effect after the Relevant Time. In addition, nothing contained in Section 6.1(a) shall release any Person from any Liability that the Parties may have with respect to indemnification pursuant to this Agreement. In addition, nothing contained in Section 6.1(a) shall release Imperial Petroleum from indemnifying any director, officer or employee of C3is who was a director, officer or employee of Imperial Petroleum or any of its Affiliates on or prior to the Relevant Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

Section 6.2 Indemnification by Imperial Petroleum. Effective as of the Relevant Time, Imperial Petroleum shall indemnify the C3is Group for any and all obligations and other Liabilities arising from, or relating to, the operation, management or employment of the Imperial Petroleum Retained Business prior to, on or after the Relevant Time.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated by Imperial Petroleum in its sole discretion at any time prior to the consummation of the Distribution.

Section 7.2 Effect of Termination. In the event of any termination of this Agreement prior to consummation of the Distribution, neither Party (nor any of its directors or officers) shall have any liability or further obligation to the other Party.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival of Representations and Warranties. The representations and warranties of the Parties in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that C3is may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect.

8.2 Costs. C3is shall pay any and all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith.

8.3 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

8.4 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

8.5 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

8.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of

New York. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if jurisdiction in that court is not available, then any state court located within the Borough of Manhattan, City of New York) for any and all legal actions arising out of or in connection with this Agreement.

8.8 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

8.9 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Vessel-Owning Subsidiary Shares.

8.10 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto.

8.11 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

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IN WITNESS WHEREOF, this Contribution and Distribution Agreement has been duly executed by the parties set forth below.

IMPERIAL PETROLEUM INC.

By:
Name: Harry N. Vafias
Title: CEO and Director

C3IS INC.

By:
Name: Dr. Diamantis Andriotis
Title: President and Director